EXHIBIT 99




                JUNIATA VALLEY FINANCIAL CORP. ANNOUNCES DIVIDEND

Mifflintown, PA - The Board of Directors of the Juniata Valley Financial Corp. (OTC-BB: JUVF.OB), recently approved a Cash Dividend of $.47 per share, payable on May 29, 2003, payable to shareholders of record as of May 1, 2003. This dividend represents a 4.4% increase over the previous dividend paid on November 29, 2002.

The Juniata Valley Financial Corp. also announced the approval by its Board of Directors to continue its stock repurchase program. The Board authorized the repurchase of 100,000 shares of JVFC stock.

Francis J. Evanitsky, President and CEO of The Juniata Valley Bank, stated, "While we have faced many challenges due to the economic uncertainty, I am pleased with the Banks' performance to date in 2003. As always, we would like to thank our staff and our valued customers for all of their support and loyalty."

The Juniata Valley Bank was chartered in 1867 and has 12 offices serving Juniata, Mifflin, Perry and Huntingdon counties. More information regarding The Juniata Valley Bank can be found online at www.jvbonline.com.
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